EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/company/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ANNOUNCES

SECOND QUARTER SPECIAL ITEMS

HOUSTON, July 11, 2008 -- Continental Airlines, Inc. (NYSE: CAL) today announced that it has recorded a number of special items during the second quarter of 2008.  The special gains (losses) are as follows (in millions):

Operating special charge (pretax)	$(58)

Non-operating items (pretax):
Gain on sale of COPA stock	78
Write down of student loan-related auction rate securities	(29)
Total non-operating gains	49

Income taxes:
Special tax credit	28
Tax effect of special items	3

Total special items (after tax)	$22

The operating special charge of $58 million mainly represents impairment charges recorded for owned aircraft and related spare parts.  In conjunction with capacity reductions planned for the fall of 2008, the company concluded that the value of its Boeing 737-300 and 737-500 aircraft fleets was impaired. Consequently, during the second quarter of 2008, the company recorded a non-cash charge of approximately $51 million to write these and certain related assets down to their estimated fair value. No portion of the impairment charge will result in future cash expenditures.  In connection with Continental's previously announced capacity reductions, Continental also anticipates that it will record additional accounting charges in the third quarter of 2008 and beyond relating to future costs of those reductions, including lease costs on grounded aircraft, severance and continuing medical coverage for employees accepting early retirement packages and furloughed employees and other associated costs.  Continental is not able at this time to estimate the amount and timing of these future charges.

In May 2008, Continental sold its remaining interest in COPA for net proceeds of $149 million in cash and recognized a gain of $78 million.

At June 30, 2008, Continental held student loan-related auction rate securities with a par value of $293 million.  These securities are secured by pools of student loans guaranteed by state-designated guaranty agencies and reinsured by the U.S. government.  Auctions for these securities began failing in the first quarter of 2008 and have continued to fail throughout the second quarter. Additionally, a liquid secondary market for these securities has not developed. Given the uncertainty about if or when these securities will be salable for par value, the company determined that the decline in the market value of these securities is not temporary. As a result, Continental recorded a loss of $29 million in the second quarter to reflect these securities at their fair value.

Continental recorded a special non-cash income tax credit of $28 million in the second quarter of 2008 resulting from higher utilization of net operating loss carryforwards (NOLs) than had been previously anticipated. These NOLs, if not used, expire from 2008 through 2010.

In addition to the special items identified above, Continental also recognized fuel hedge ineffectiveness gains of $33 million in the second quarter of 2008. As of June 30, 2008, Continental had hedged approximately 55% of its projected consolidated fuel requirements for the remainder of 2008 and 11% of its projected requirements for the first quarter of 2009. At June 30, 2008, these hedges had a fair value of $174 million. The ineffectiveness was caused by Continental's non-jet fuel based derivatives experiencing a higher relative increase in value than the jet fuel being hedged.

Continental will conduct a quarterly telephone briefing to discuss the second quarter and year-to-date 2008 results and the company's financial and operating outlook with the financial community and news media on July 17, 2008 at 9:30 a.m. CDT/ 10:30 a.m. EDT.

Corporate Background

Continental Airlines is the world's fifth largest airline. Continental, together with Continental Express and Continental Connection, has more than 3,100 daily departures throughout the Americas, Europe and Asia, serving 145 domestic and 138 international destinations. More than 550 additional points are served via SkyTeam alliance airlines. With more than 45,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with Continental Express, carries approximately 69 million passengers per year.

Continental consistently earns awards and critical acclaim for both its operation and its corporate culture. For the fifth consecutive year, FORTUNE magazine named Continental the No. 1 World's Most Admired Airline on its 2008 list of World's Most Admired Companies. For more company information, visit continental.com.

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